UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

STEWART & STEVENSON SERVICES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

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☐ Fee paid previously with preliminary materials.
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Contact:	L. Scott Biar, CFO and Treasurer
Stewart & Stevenson Services, Inc.
713-868-7700

Dan Burch / Charlie Koons
MacKenzie Partners, Inc.
212-929-5500
800-322-2885

Matt Sherman / Sharon Goldstein
Joele Frank, Wilkinson Brimmer Katcher
212-355-4449

FOR IMMEDIATE RELEASE

STEWART & STEVENSON SERVICES, INC. ANNOUNCES LOCATION OF

MAY 16, 2006 ADJOURNED SPECIAL MEETING OF SHAREHOLDERS

HOUSTON, TX – May 10, 2006 – Stewart & Stevenson Services, Inc. (NYSE: SVC) today announced that its special meeting of shareholders, which was adjourned yesterday to Tuesday, May 16, 2006, at 4:00 p.m., Houston Time, will be held at Hilton Houston Post Oak, 2001 Post Oak Blvd., Houston, TX.

As previously announced, the special meeting was adjourned in order to allow additional time for Stewart & Stevenson shareholders to evaluate the proposed merger with Armor Holdings, Inc. (NYSE: AH), the terms of which remain in effect through November 27, 2006 as set forth in the merger agreement, which was filed with Securities and Exchange Commission (SEC) on March 3, 2006, and the Company’s definitive proxy statement, which was filed with the SEC on April 7, 2006. Stewart & Stevenson’s Board of Directors unanimously recommends that shareholders vote “FOR” the proposed merger with Armor Holdings. The record date for shareholders entitled to vote at the meeting remains April 5, 2006.

Stewart & Stevenson shareholders are reminded that their vote is important, and a failure to vote has the same effect as a vote against the merger proposal. Shareholders may vote their shares by telephone or by the Internet, and are advised that if they have any questions or need any assistance in voting their shares, they should contact Stewart & Stevenson’s proxy solicitor, MacKenzie Partners, Inc. Toll-Free at 800-322-2885. Shareholders are urged to act promptly. The transaction is expected to close promptly after receipt of Stewart & Stevenson shareholder approval.

The Company noted that three leading proxy advisory firms – Institutional Shareholder Services, Glass Lewis and Proxy Governance – endorsed Stewart & Stevenson’s merger with Armor Holdings and recommended that Stewart & Stevenson shareholders vote in favor of the proposed merger.

As previously announced, Stewart & Stevenson and Armor Holdings entered into a definitive merger agreement on February 27, 2006, pursuant to which Armor Holdings would acquire all of the outstanding common stock of Stewart & Stevenson for $35.00 per share in cash. On April 19, 2006, the U.S. Department of Justice and the U.S. Federal Trade Commission granted early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, in connection with the proposed transaction.

Shareholders are encouraged to read Stewart & Stevenson’s definitive proxy materials in their entirety as they provide, among other things, a detailed discussion of the process that led to the proposed merger and the reasons behind the Stewart & Stevenson Board of Directors’ unanimous recommendation that shareholders vote FOR the approval and adoption of the merger agreement and the merger.

About Stewart & Stevenson

Stewart & Stevenson Services, Inc., founded in 1902, is primarily engaged in the design, manufacture and service of medium and light tactical vehicles for the U.S. Army and others worldwide. Stewart & Stevenson Services, Inc. is not affiliated with Stewart & Stevenson LLC. For more information on Stewart & Stevenson Services, Inc., visit http://www.ssss.com.

Forward-Looking Statements

Certain matters discussed in this press release constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. These statements may be identified through the use of words such as “anticipates,” “believes,” “plans,” “potentially,” “expects,” “intends,” “future,” and similar expressions. These risks and uncertainties are described in Stewart & Stevenson Services, Inc.’s filings with the SEC, including Stewart & Stevenson Services, Inc.’s Annual Report on Form 10-K for the fiscal year ended January 31, 2006, which are available at the SEC’s web site at http://www.sec.gov.

Additional Information and Where to Find It

In connection with the proposed transaction, Stewart & Stevenson has filed a definitive proxy statement with the SEC to be used to solicit shareholder approval of the proposed transaction, as well as other relevant documents concerning the proposed transaction. Stewart & Stevenson shareholders are urged to read the definitive proxy statement regarding the proposed transaction and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information about Stewart & Stevenson, the proposed transaction and related matters. The definitive proxy statement has been mailed to the shareholders of Stewart & Stevenson. You will be able to obtain a free copy of the definitive proxy statement, as well as other filings containing information about Stewart & Stevenson with the SEC at the SEC’s website at www.sec.gov. Copies of the definitive proxy statement and the SEC filings that will be incorporated by reference in the definitive proxy statement can also be obtained, when available, without charge, by directing a request to Stewart & Stevenson Services, Inc., Investor Relations, P.O. Box 1637, Houston, Texas 77251 or at Stewart & Stevenson Services, Inc.’s Investor Relations page on its corporate website at www.ssss.com. You can also contact Dan Burch or Charlie Koons of MacKenzie Partners, Inc., Stewart & Stevenson’s proxy solicitor, if you have any questions relating to the transaction at 800-322-2885.

Stewart & Stevenson and its directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the transactions contemplated by the merger agreement. Information regarding Stewart & Stevenson’s directors and executive officers and the interests of those participants may be obtained by reading the proxy statement regarding the proposed merger and Stewart & Stevenson’s Annual Report on Form 10-K for the fiscal year ended January 31, 2006.

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